                                  EXHIBIT 10.4


                       PORTIONS OF THIS EXHIBIT HAVE BEEN
                 OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL
        TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND
           EXCHANGE COMMISSION. SUCH PORTIONS ARE DESIGNATED "[***]".

                                                                  Conformed Copy


                           --------------------------


                     U.S.A. DESIGN AND CONSULTING AGREEMENT

                           Dated as of January 1, 1985

                           --------------------------


                                    -between-

                                  RALPH LAUREN,

                             individually and d/b/a

                           RALPH LAUREN DESIGN STUDIO,

                                      -and-

                                  COSMAIR, INC.

                           --------------------------

                                TABLE OF CONTENTS

SECTION:                                                                         Page

Recitals........................................................................   1

1.       Definitions............................................................   4

2.       Design.................................................................   7

3.       Design Legends, Copyright Notice and Licensed Products.................  10

4.       Lauren's Compensation..................................................  13

5.       Reports................................................................  17

6.       Operating Expenses.....................................................  17

7.       Death or Incapacity of Lauren..........................................  18

8.       Termination............................................................  18

9.       Notices................................................................  21

10.      Binding Effect.........................................................  22

11.      Assignment.............................................................  22

12.      Arbitration and Equitable Remedies.....................................  23

13.      Relationship of Parties................................................  23

14.      Governing Law..........................................................  24

15.      Entire Agreement.......................................................  24

16.      Severability...........................................................  24

17.      Counterparts...........................................................  24

18.      Termination of Prior Agreement.........................................  25

                  U.S.A. DESIGN AND CONSULTING AGREEMENT dated as of January 1, 1985 by and between Ralph Lauren ("Lauren") individually and doing business under the name Ralph Lauren Design Studio, with a place of business at 40 West 55th Street, New York, New York 10019, and Cosmair, Inc., a corporation organized under the laws of Delaware ("Company"), with a place of business at 530 Fifth Avenue, New York, New York 10036.

                  A. Lauren is an internationally famous designer who has received numerous awards for his design of men's and women's wear, has twice been inducted into the Coty Hall of Fame for his design of men's and women's fashions and is a creator of original designs for fragrances, jewelry and other products.

                  B. Lauren has previously sold and transferred to certain Trusts created under an agreement dated September 21, 1976 (the "Trusts") all his rights and interest in and to certain present and future trademarks and trade names ("Names") in connection with the manufacture, sale, marketing, use and other commercial exploitation of fragrances and scents, cosmetic preparations, personal hygiene products and toiletries around the world. The Trusts have previously transferred to The Polo/Lauren Company ("PLC"), a New York limited partnership, all of their rights and interests in and to the Names in connection with the manufacture, sale, marketing, use and other commercial exploitation of fragrances and scents, cosmetic preparations, personal hygiene products and toiletries outside of the U.S.A. (as hereinafter defined), and the Trusts continue to own such rights in and for the U.S.A.

                  C. Pursuant to various agreements dated as of November 22, 1976 (executed on June 30, 1978) among Warner/Lauren Ltd. ("WLL") the trustees of the Trusts, PLC and Lauren, WLL obtained (i) exclusive licenses to use the Names worldwide in connection with the manufacture, marketing, use, sale and other commercial exploitation of certain specified men's and women's fragrances, scents, cosmetic preparations, personal hygiene products and toiletries, referred to as "Royalty Products" and (ii) the services of Lauren in the creation of packaging designs for the Royalty Products and the exclusive worldwide right to use said Lauren-created designs in conjunction with the Royalty Products.

                  D. Pursuant to a stock purchase agreement dated January 13, 1984 and a subsequent series of corporate mergers and restructurings, the Company assumed all the rights, duties and obligations of WLL under the aforementioned agreements. On this date, the Company has assigned to L'Oreal S.A. ("L'Oreal") all of its rights, duties and obligations under the aforementioned agreements as they relate to the manufacture, marketing, use, sale and other commercial exploitation of Royalty Products and said Lauren created Packaging designs outside of the U.S.A. but has otherwise retained all of such rights as they relate to the U.S.A.

                  E. Contemporaneously herewith, pursuant to a restated license agreement (the "Restated U.S.A. License Agreement") between the Company and the Trusts, said parties have set forth their restated agreement concerning the Company's exclusive license to use the Names in connection with the manufacture, marketing, use, sale and other commercial exploitation in the U.S.A. of certain men's and women's fragrances, scents, cosmetic preparations, personal hygiene products, and toiletries, including, without limitation, those described in Schedule A annexed to the Restated U.S.A. License Agreement (the "Licensed Products"), and which when sold or marketed under the Restated U.S.A. License Agreement by the Company or its Affiliates (as such terms are hereinafter defined) are therein and herein also referred to as the "Royalty Products." The Restated U.S.A. License Agreement is herein, at times, referred to as the "License Agreement" and capitalized defined terms used herein shall have the same meaning as in the License Agreement, unless otherwise herein indicated.

                  F. The value of the Name is largely attributable to the skill and personal efforts of Lauren in designing. The Company and Lauren now wish to amend and restate and to set forth in one document their understanding concerning the services of Lauren in connection with the design of the Royalty Products and the packaging thereof which will be sold under the Names, and with respect to any patents of the designs and any copyrights thereon resulting from Lauren's services. As used herein and in the License Agreement, "Packaging" refers to all caps, bottles, containers, boxes, wrappings, labels, tags and any and all other receptacles and adornments used in connection with the marketing of the Royalty Products.

                  IN CONSIDERATION of the foregoing premises and of the mutual covenants herein contained, the parties hereto, intending legally to be bound, do hereby agree as follows:

                  1.       Definitions.

                  Certain words and terms as used in this Agreement shall have the meanings given to them by the definitions and descriptions in this paragraph, and such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms herein defined.

                  "Affiliates" shall mean all persons or business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter own, or are owned or controlled, directly or indirectly by the Company.

                  "the Company" shall have the meaning assigned to that term in the preamble to this Agreement.

                  "Chaps Compensation" shall have the meaning assigned to that term in paragraph 4(a)(iii) of this Agreement.

                  "Chaps Royalty Products" shall mean those Royalty Products which are not Cosmetic Royalty Products and which are marketed as part of the line which bears the Chaps name.

                  "Cosmetic Royalty Products" shall mean those Royalty Products which are cosmetic preparations, including specifically the ones described under the caption Cosmetic Preparations in Schedule A annexed to the License Agreement.

                  "Cosmetics Compensation" shall have the meaning assigned to that term in paragraph 4(a)(ii) of this Agreement.

                  "Design Concepts" shall have the meaning assigned to that term in paragraph 2(b) of this Agreement.

                  "Design Studio" shall have the meaning assigned to that term in paragraph 2(d) of this Agreement.

                  "Final Prototype" shall have the meaning assigned to that term in paragraph 3(d) of this Agreement.

                  "Full Priced Royalty Products" shall have the meaning assigned to that term in paragraph 4(e) of this Agreement.

                  "Lauren" shall have the meaning assigned to that term in the preamble to this Agreement.

                  "License" shall have the meaning assigned to that term in paragraph 3(c) of this Agreement.

                  "License Agreement" shall mean the Restated U.S.A. License Agreement dated the date hereof between the trustees of the Trusts and the Company.

                  "Licensed Products" shall have the meaning assigned to that term in recital E to this Agreement.

                  "Names" shall have the meaning assigned to that term in recital B to this Agreement.

                  "Net Sales" shall have the meaning assigned to that term in paragraph 4(d) of this Agreement.

                  "New Licensed Products" shall mean Licensed Products not marketed as of the date hereof or, if then existing, for which Lauren develops new Packaging thereafter.

                  "Packaging" shall have the meaning assigned to that term in recital F to this Agreement.

                  "PFI" shall mean Polo Fashions, Inc., a New York corporation controlled by Lauren.

                  "PLC" shall have the meaning assigned to that term in recital B to this Agreement.

                  "Promotion Products" shall have the meaning assigned to that term in paragraph 4(f) of this Agreement.

                  "Prototype" shall have the meaning assigned to that term in paragraph 3(d) of this Agreement.

                  "Regular Compensation" shall have the meaning assigned to that term in paragraph 4(a)(i) of this Agreement.

                  "Royalty Products" shall have the meaning assigned to that term in recital E to this Agreement.

                  "Semi-Annual Accounting Period" shall have the meaning assigned to that term in the License Agreement in paragraph 4(b) of this Agreement.
                  "Territory" shall mean the U.S.A.

                  "Trusts" shall have the meaning assigned to that term in recital B to this Agreement.

                  "U.S.A." shall mean the United States of America, its territories and possessions (including, without limitation, Puerto Rico) and any military bases and duty free shops situated therein.

                  "WLL" shall have the meaning assigned to that term in recital C to this Agreement.

                  2.       Design.

                  (a) At any time or from time to time the Company shall provide Lauren with a list or lists setting forth those New Licensed Products for which the Company shall require Packaging. The Company acknowledges that it is receiving valuable rights from Lauren by virtue of its right to use previously designed packaging concepts for Licensed Products heretofore primarily marketed in the U.S.A. It is the intention of each of the parties hereto that the marketing programs established for Licensed Products will be applied throughout the world, so as to project a consistent world-wide image. The Company shall provide Lauren with all pertinent information concerning the desired New Licensed Products, including proposed launch dates.

                  (b) At any time or from time to time within a reasonable period (consistent with Lauren's and the Company's reasonable schedules), following receipt by Lauren of the aforesaid list or lists, Lauren shall provide the Company with a program of suggested, broad design themes and concepts with respect to the Packaging for such New Licensed Products ("Design Concepts") which shall be embodied in verbal and/or written descriptions of design themes and concepts and such other detailed designs and sketches therefor, as Lauren deems appropriate. Lauren shall have full discretion with respect to the manner in which the Design Concepts shall be formulated and presented by Lauren to the Company. The

Company and Lauren shall confer on Design Concepts and shall make such modifications as are required to meet Lauren's approval.

                  (c) The Design Concepts, as finally agreed upon, shall be the basis of the Packaging for any New Licensed Products subject to such changes as the Company with the approval of Lauren may deem necessary to increase the sales of said Products.

                  (d) Lauren may engage such employees, agents and consultants operating under Lauren's supervision and control (such employees, agents and consultants collectively, the "Design Studio") as he may deem necessary and appropriate.

                  (e) From time to time while this Agreement is in effect, Lauren and/or the Design Studio may (i) develop or modify and implement designs from the Design Concepts or other designs furnished by Lauren or (ii) develop and implement new designs, which the Company may incorporate into the Packaging for Royalty Products.

                  (f) If the Company wishes to prepare a design or designs for New Licensed Products, it shall submit to Lauren for his approval the Company's proposed Packaging designs therefor. Lauren may, with respect to all designs intended to be incorporated into the Packaging of the New Licensed Products, review and approve, with such modifications as he may deem necessary or appropriate, or disapprove, in either event by notice to the Company, designs prepared by the Company.

                  (g) The Company shall submit to Lauren for his review and approval, which approval will not be unreasonably withheld or delayed by Lauren, the Company's proposed media advertising (other than cooperative advertising) relating to each Licensed Product or Licensed Product line, and the Company's proposed selection of Promotion Products other than Promotion Products which are also Licensed Products. All layouts proposed by the Company for cooperative advertising shall similarly be subject to Lauren's review and approval; provided, however, that in the event the Company is not as a matter of practice given an opportunity to review the cooperative advertising due to time constraints, then the Company shall notify Lauren of those customers with whom it does cooperative advertising and/or promotions, and the Company shall notify the same customers of the terms of this Agreement which pertain to said advertising or promotional material used by any such customer. Lauren may, with respect to such advertising and Promotion Products, make such suggestions as he may deem necessary or appropriate, or disapprove, in either event by notice to the Company. Notwithstanding the foregoing, if the Company makes minor, non-material alterations in any advertising with respect to a Royalty Product or Royalty Product line, which advertising has previously been approved by Lauren, the Company need not resubmit such advertising to Lauren for his review or approval.

                  (h) Lauren's right of approval under sub-paragraphs (b), (c),
(f) and (g) of this paragraph 2, sub-paragraphs (d) and (e) of paragraph 3 and sub-paragraph (f) of paragraph 4 may be exercised personally by Lauren or by the Design

Studio. If Lauren or the Design Studio fails or is unable to exercise such right within thirty (30) days (fifteen (15) days with respect to sub-paragraph (g) of this paragraph 2), Lauren shall be deemed to have given his approval to the Company with respect to the matter as to which his approval was sought or otherwise required.

                  (i) All patents and copyrights on designs of the Royalty Products shall be applied for (where application is desired by the Company) by Lauren, at the expense of the Company, and shall designate Lauren as the patent or copyright owner, as the case may be, thereof. All patents, trade secrets or formulas created by or for the Company for Licensed Products and technical know-how and licenses (including technical assistance agreements) shall remain the property of the Company. The Company shall issue such patent and other licenses as may be necessary to enable the entity to which Lauren renders design services for Licensed Products outside the Territory to market the same Licensed Products as are marketed by the Company in the Territory.

                  3. Design Legends, Copyright Notice and Licensed Products.

                  (a) All designs of Royalty Products and Packaging created by Lauren or the Design Studio, or created by or for the Company and reviewed and approved by Lauren or reviewed by the Design Studio, or developed by or for the Company from Design Concepts or subsequent design concepts furnished or approved by Lauren or furnished or reviewed by the Design Studio, shall be subject to the provisions of this paragraph 3.

                  (b) The Company shall cause to be placed on all Packaging appropriate notice designating Lauren as the copyright or design patent owner thereof, as the case may be, except that the Company may, with respect to bottles of 3 oz. or less, omit such notice if the placement thereof shall not be esthetic in the Company's reasonable judgment (provided, however, that if such notice is omitted from a bottle, a notice will be placed on the box or other packaging thereof indicating: "Packaging and bottle (C) Ralph Lauren" together with a date and/or such other similar notice as may be required by law in order to protect Lauren's proprietary rights). The manner of presentation of said notices shall be within the discretion of the Company, consistent with good taste and esthetics, it being understood that placement of said notice on the bottom of a bottle or lip of a carton shall be acceptable.

                  (c) Lauren hereby grants to the Company the exclusive right, license and privilege (the "License") to use in the Territory the designs furnished hereunder and all copyrights, if any, therein, and shall execute and deliver to the Company all documents and instruments necessary to perfect or evidence such license; provided, however, that all such right, title and interest therein shall revert to Lauren upon termination of this Agreement and the Company shall thereupon execute and deliver to Lauren all documents and instruments necessary to perfect or evidence such reversion. The License shall be exclusive even as to Lauren, and shall continue for a term of ninety-nine
(99) years, unless terminated in accordance with paragraph 8 hereof.

                  (d) The Company shall obtain the written approval of Lauren, acting through Mr. Ralph Lauren individually or a designee of Lauren, of all new Licensed Products, by submitting a Prototype, of each different design or model of a Licensed Product, including, but not limited to, the type and quality of materials, colors and workmanship to be used in connection therewith, prior to any commercial production thereof. In the event that Lauren rejects a particular Prototype or Prototypes, Lauren shall notify the Company of his reasons for rejection and may provide the Company with suggestions for modifying the particular Prototype or Prototypes which Lauren is rejecting. The Company shall promptly correct said Prototype or Prototypes, resubmit said Prototype or Prototypes to Lauren and seek Lauren's approval under the same terms and conditions as set forth herein with respect to the first submission of Prototypes. As used herein, the term "Prototype" shall mean any and all models, or actual samples, of Licensed Products; and the term "Final Prototype" shall mean the actual final sample of a Licensed Product upon which the first commercial production will be based and which has been approved by Lauren prior to the first commercial production thereof pursuant to this paragraph.

                  (e) Approval of any and all Prototypes as Final Prototypes shall be in the sole discretion of Mr. Ralph Lauren, individually, or a designee of Lauren. The Licensed Products thereafter manufactured and sold by the Company shall strictly adhere, in all respects, including, without limitation, with respect to materials, color, workmanship, designs, decisions, styling, detail and quality, to the Final Prototypes approved by Lauren.

                  (f) The Company shall comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the manufacture, distribution, sale or promotion of Licensed Products, notwithstanding the fact that Lauren may have previously approved a conflicting item or conduct. The Company shall advise Lauren to the extent any Final Prototype does not comply with any such law, rule, regulation or requirement.

                  (g) It is the intention of the parties that Lauren and/or senior executive personnel of the Design Studio and senior executives of the Company shall meet regularly at mutually convenient places and dates to review all areas of product creation and promotional themes and to discuss and pursue in good faith the resolution of problems encountered by either party in connection with this Agreement.

                  4.       Lauren's Compensation.

                  (a) As full compensation for the services and License, the Company shall pay to Lauren sums equal to the following: the "Regular Compensation," the "Cosmetic Compensation" and the "Chaps Compensation," all of which shall collectively be referred to as the "Compensation."

                  (i) The "Regular Compensation" shall be equal to [***] percent [***] of the "Company's Net Sales" excluding that portion of Net Sales attributable to (i) Cosmetic Royalty Products and (ii) sales of Chaps Royalty Products.

                  (ii) The Cosmetics Compensation shall be equal to the following percentages of the Company's Net Sales of Cosmetic Royalty Products for the calendar years indicated:

                                                 Cosmetics
Calendar Year                                Royalty Percentage
-------------                                ------------------
1985                                               [***]
1986 and 1987                                      [***]
1988                                               [***]
1989 and thereafter                                [***]


                  (iii) The Chaps Compensation shall be equal to [***] percent [***] of the Company's Net Sales of Chaps Royalty
         Products for calendar year 1985 and to [***] percent [***] of the Company's Net Sales of Chaps Royalty Products for calendar year 1986 and each year thereafter.

                  (b) The Regular Compensation, the Cosmetic Compensation and the Chaps Compensation shall be payable as follows: With respect to each "Semi-Annual Accounting Period" (being the 6-month period ending June 30 and December 31 of each year during the term of this Agreement, except that the first Semi-Annual Accounting Period shall be the period from the date hereof through June 30, 1985) the entire Regular Compensation, Cosmetics Compensation and Chaps Compensation for such Semi-annual Accounting Period shall be paid on or before the last day of the month next following the end of such Semi-Annual Accounting Period.

                  (c) [Intentionally Omitted]

                  (d) The term "Net Sales" as used herein shall mean the gross sales made by or through the Company and its Affiliates to retailers or to ultimate consumers (as in the case of accommodation sales to their respective employees and to others) of Full-Priced Royalty Products, excluding amounts received for shipping charges and sales, excise or other taxes which are collected by them, and less all allowances, discounts, returns and bad debts. The term "bad debts" as used in this sub-paragraph shall mean accounts receivable of the Company and its Affiliates arising from the aforesaid sales of Full-Priced Royalty Products which have not been paid within 120 days after the due date; provided, however, that if any bad debt is subsequently collected, then, and in such event, the amount thereafter collected on account of such bad debt shall, upon collection, be included in the Company's Net Sales for the period collected. Sales of Licensed Products between the Company and its Affiliates (or persons, firms, corporations or businesses with rights to use the Names on Licensed Products outside the Territory), or between said Affiliates, shall not be included in the calculation of the Company's Net Sales, provided such sales are made solely for the purpose of further re-sale.

                  (e) The term "Full Priced Royalty Products" as used herein shall mean all Royalty Products except (i) display materials, sales and dummies and (ii) Promotion Products.

                  (f) The term "Promotion Products" shall mean Royalty Products which are sold to retailers (x) at a price yielding less than the mark-up or profit margin generally realized by the Company or its Affiliates upon the sale by them to retailers of Royalty Products (y) to enable such retailers to re-sell such products to ultimate consumers in conjunction with the sale by such retailers to ultimate consumers of other Royalty Products (which are not Promotion Products), and (z) for the purpose of promoting the sale of such other Royalty Products; provided, however, that notwithstanding the foregoing if the Cost of Goods (as hereinafter defined) to the Company or its Affiliates (as the case may be) of a Royalty Product is not greater than [***] percent ([***]) of the price at which such product is sold by them to retailers, then, and in such event, such Royalty Product shall not be deemed a Promotion Product. The "Cost of Goods" of a Royalty Product shall include and consist of (i) the variable costs of materials (including packaging, components, chemicals) and all other manufacturing costs directly traceable to the production of units of the Royalty Product, (ii) all direct labor costs, and (iii) an appropriate allocation of all fixed costs consisting of all manufacturing costs and overhead not traceable to specific units of production (such as rent, heat, plant manager, etc.), all in conformity with normal industry practice. The Company shall sell or give away products which are not Royalty Products in conjunction with Royalty Products only with Lauren's prior approval (or with the approval of the Trusts under the License Agreement given pursuant to paragraph 4.6(d) thereof), to be exercised in his sole discretion. Sales of such products shall nevertheless be subject to compensation payments pursuant to this paragraph 4 unless otherwise agreed by Lauren and the Company or unless such promotional products are purchased from licensees of Lauren and PFI or their Affiliates in transactions from which Lauren and PFI or their Affiliates will derive their full compensation and royalty (as the case may be) fees or unless the Cost of Goods of such products to the Company or its Affiliates (as the case may be) is greater than [***] percent [***] of the price at which such products are sold by them to retailers. Upon Lauren's request, Lauren and the Company shall review periodically the Company's promotional practices hereunder, and should said review reveal that the Company is deriving excess profits on sales of non-Royalty Products, Lauren and the Company shall negotiate in good faith an appropriate compensation to be paid in connection with said sales.

                  5.       Reports.

                  5.1 The Company shall prepare, maintain and furnish to Lauren such records and reports as are required pursuant to Article 5 of the License Agreement. Submission of the required records and reports to the Trusts pursuant to the License Agreement shall be deemed to have been furnished to Lauren unless Lauren requests separate submissions.

                  6.       Operating Expenses.

                  The Company shall, provided its written consent shall have been obtained in advance, reimburse, advance or pay directly any and all costs and expenses for travel outside of New York City, reasonably incurred by Lauren, the Design Studio or any authorized designee of Lauren, in connection with performance of the services and supplying of the designs rendered and created pursuant to paragraph 2.

                  7.       Death or Incapacity of Lauren.

                  In the event Lauren dies or becomes incapacitated, the Design Studio, or if the Design Studio is not then in existence, Lauren's authorized designee, or such entity or person as is responsible for the overall creation of marketing and design philosophy of Ralph Lauren products, shall perform the obligations of Lauren hereunder and the Company will accept the services of the Design Studio or such designee, entity or person, and, accordingly, assume the expenses of the Design Studio, designee, entity or person as provided in paragraph 6. The Company shall pay all amounts required under paragraph 4 to Lauren or his heirs, successors or assigns.

                  8.       Termination.

                  This Agreement shall continue in full force and effect until terminated in one of the following ways, but in any event shall terminate upon termination of the License Agreement being executed simultaneously herewith:

                  (a) By Lauren, in the event that (i) any Compensation is not paid by the Company when due, and such failure to pay is not cured within ten
(10) days following notice to the Company of such failure (unless such payment is disputed by the Company in good faith, in which event the time to cure a failure to make payment shall begin after the rendition of an unappealable final judgment by an arbitration panel or a court of competent jurisdiction), (ii) the License Agreement is terminated pursuant to the provisions of paragraph 9.1(a) thereof,
(iii) there shall be a substantial breach by the Company of any other material provision of this Agreement, including specifically its obligations under paragraph 2(g), which breach shall not have been cured within ninety (90) days after Lauren shall have given the Company notice of the same, then, and in any of such events, at the option of Lauren or the Design Studio or Lauren's heirs, successors or assigns, this Agreement shall immediately terminate, and, subject to paragraph 8(c), all rights of the Company in and to the designs furnished hereunder and all copyrights and design patents therein shall terminate.

                  (b) By the Company, in the event that (i) Lauren makes an assignment for the benefit of creditors or is adjudged in any legal proceeding to be voluntarily or involuntarily bankrupt, (ii) the License Agreement being executed simultaneously herewith is terminated pursuant to the provisions of paragraph 9.1(b) thereof, or (iii) there shall be a substantial breach by Lauren of any other material provision of this Agreement, which breach shall not have been cured within ninety (90) days after the Company shall have given Lauren notice of the same.

                  (c) Subject to the provisions of paragraph 9.5 of the License Agreement, for the Post-Termination Period referred to in paragraph 9.4 of the License Agreement, the Company may continue to sell Royalty Products which were in inventory, in process, or for which written orders had been received from customers, as of the date of termination of this Agreement. Upon the conclusion of the Post-Termination Period all rights and interests in and to the designs furnished hereunder and design patents therein and all copyrights licensed hereby shall belong to and be the property of Lauren, and the Company shall have no further or continuing right or interest therein.

                  (d) The Company acknowledges and admits that there would be no adequate remedy at law for its failure to cease the manufacture or sale of Royalty Products at the termination of the Post-Termination Period and the Company agrees that in the event of such failure, Lauren shall be entitled to relief by way of temporary or permanent injunction and such other and further relief as any court with jurisdiction may deem proper.

                  (e) For the purposes of subparagraphs (a) and (b) of this paragraph 8, a breach of this Agreement shall be deemed to be cured if the course of conduct or omission comprising or causing such breach is timely brought to an end whether or not the effects of such prior conduct or omission continue thereafter.

                  (f) The exercise by either party hereto of any of the foregoing rights of termination shall not constitute a waiver of other rights and remedies available to such terminating party, including, unless otherwise specifically provided herein, any right to damages; provided, however, that neither Lauren nor the Company shall be entitled to damages in the event this Agreement terminates as a result of the termination of the License Agreement due to a default by the Company under paragraph 7.2(e) of the License Agreement or by the Trusts under paragraph 7.1(f) of the License Agreement. The failure by either party to insist upon the strict performance of any provision hereof shall not constitute a waiver by such party of its right to strict performance of such provision in the future nor shall a waiver of any right hereunder on any occasion constitute a waiver of such right on any other occasion.

                  9.       Notices.

                  All notices or other communications required or contemplated hereunder shall be in writing and shall be deemed given when transmitted by telex (with confirmed answerback) or delivered in person or fifteen (15) days after sent, postage prepaid, by registered mail, as follows:

                  (a) if to the Company, addressed as follows:

                      Cosmair, Inc.
                      530 Fifth Avenue
                      New York, New York  10036
                      Attention:  President
                      Telex:  421973 COS UI

                      with a copy to:

                      John F. Flaherty, Esq.
                      Gibney Anthony & Flaherty
                      420 Lexington Avenue
                      New York, New York  10170
                      Telex:  649388

                  (b) if to Lauren or the Design Studio, addressed as follows:

                      Ralph Lauren Design Studio
                      1107 Fifth Avenue
                      New York, New York  10028
                      Telex:  420747 POLOFAS
                           with a copy to:

                           Mark N. Kaplan, Esq.
                           Skadden, Arps, Slate, Meagher & Flom
                           919 Third Avenue
                           New York, New York  10012
                           Telex:  645899

Anyone entitled to notice hereunder may change the address to which notices or other communications are to be sent to it by notice given in the manner contemplated hereby.

                  10. Binding Effect.

                  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

                  11. Assignment.

                  (a) Lauren may assign his right to receive compensation under this Agreement.

                  (b) The Company may assign its rights and obligations under this Agreement only (i) to a transferee of substantially all of its business or assets and upon the express assumption of all of the Company's obligations hereunder by such transferee or to a successor to the Company's business by way of merger, consolidation or other business combination or (ii) to an Affiliate, in which case the Company shall remain liable hereunder.

                  12. Arbitration and Equitable Remedies.

                  12.1 Any controversy, claim or dispute arising out of or relating to this Agreement or breach thereof, except with respect to an application pursuant to paragraph 12.2 hereof, shall be settled by binding arbitration in accordance with the rules of the International Chamber of Commerce, by three arbitrators selected in accordance with such rules, and judgment upon any award so rendered may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York, New York. Notice of arbitration shall be sufficient if made or given in accordance with the provisions of article 9 hereof.

                  12.2 In the event of a breach or threatened breach of this Agreement, any party hereto shall have the right, without the necessity of proving any actual damages, to obtain temporary or permanent injunctive or mandatory relief, it being the intention of the parties that this Agreement be specifically enforced to the maximum extent permitted by law.

                  13.      Relationship of Parties.

                  This Agreement shall not create nor be considered to create the relationship of master and servant, principal and agent, partnership or joint venture between the parties hereto, and neither party shall be liable for any obligation, liability, representation, negligent act or omission to act on the part of the other except as expressly set forth herein.

                  14. Governing Law.

                  This Agreement shall be construed and governed in accordance with the internal laws of the State of New York without regard to choice of law provisions.

                  15. Entire Agreement.

                  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and may not be changed or terminated orally. No modification or waiver of any of the provisions hereof shall be valid unless signed by a party to be charged therewith.

                  16.      Severability.

                  Provisions of this Agreement are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof, in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provision in this Agreement in any jurisdiction.

                  17.      Counterparts.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  18.      Termination of Prior Agreement.

                  This Agreement supersedes a prior design and consulting agreement made and dated as of November 22, 1976 (executed on June 30, 1978) between the Company (as successor to the rights of WLL) and Lauren, and the rights, duties and obligations of the parties from this date forth shall be governed by this Agreement; provided that the Company's obligations prior to this date shall continue to be governed by the prior design and consulting agreement and the Company shall remit compensation with respect to sales of Licensed Products made prior to such date as required thereunder.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed by a duly authorized officer as of the 1st day of January, 1985.

                                    COSMAIR, INC.


                                    By:    /s/ Jacques H. Correze
                                          ------------------------
                                    Date:    October 8, 1985
                                          ------------------------

                                           /s/ Ralph Lauren
                                          ------------------------
                                    Ralph Lauren, individually and doing
                                    business as Ralph Lauren Design Studio


                                    Date:    October 8, 1985
                                          ------------------------

                                                                 Conformed Copy



                                  COSMAIR, INC.
                                530 Fifth Avenue
                            New York, New York 10036



                                                           As of January 1, 1985



Mr. Ralph Lauren
1107 Fifth Avenue
New York, New York  10028

         and

Polo Fashions, Inc.
40 West 55th Street
New York, New York  10019

Gentlemen:

                  Reference is made (i) to a restated U.S.A. license agreement (the "License Agreement") dated as of January 1, 1985 between Cosmair, Inc., a Delaware corporation (the "Licensee"), and Ricky Lauren and Mark N. Kaplan as trustees under an Agreement dated September 21, 1976 (the "Licensor"), which License Agreement is being executed simultaneously herewith, and (ii) to a U.S.A. design and consulting agreement (the "Design Agreement") dated as of January 1, 1985 between Ralph Lauren ("Lauren") individually and doing business under the name Ralph Lauren Design Studio, and Licensee, which Design Agreement is being executed simultaneously herewith. The License Agreement and the Design Agreement are hereinafter, at times, referred to collectively as the Agreements.

                  In order to induce the Licensee to enter into the Agreements and to perform the obligations imposed on the Licensee thereunder, the Licensor has requested Lauren and Polo Fashions, Inc., a New York corporation ("PFI"), to confirm to the Licensee certain representations, warranties, covenants and acknowledgments, which representations, warranties, covenants and acknowledgments have previously been made to the Licensor by Lauren and PFI.

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. Lauren and PFI, jointly and severally, hereby make the following representations and warranties to the Licensee, which are confirmatory of the rights received by the Licensor under various agreements (the "Transfer

Agreements") among the Licensor, The Polo/Lauren Company ("PLC"), Lauren and PFI each of which shall be deemed to be independently material and relied upon by the Licensee, regardless of any investigation made or information obtained by the Licensee:

                  (a) By operation of the assignments and conveyances in the Transfer Agreements, as of November 22, 1976 the Licensor became the sole owner of the trademark "Polo by Ralph Lauren," United States Patent Office Registration No. 1,021,368 covering certain products in U.S. Class 51 (as more fully set forth on Schedule A-1 to the License Agreements).

                  As of November 22, 1976, PFI was the registered owner of, and Lauren had consented to the use of his name in connection with the registration of, the trademarks (i) "Polo (with design) by Ralph Lauren," United States Patent Office Registration No. 978,166 covering certain products in U.S. Class 39, (ii) "Ralph Lauren" (and Polo Player Design), United States Patent Office Registration No. 984,005 covering certain products in U.S. Class 39, (iii) "Chaps by Ralph Lauren," United States Patent Office Registration No. 1,016,955 covering certain products in U.S. Class 39 and (iv) "Polo by Ralph Lauren" covering certain products in U.S. Class 26. PFI and Lauren, by written statement duly executed by them in favor of Licensors, have given their consent and agreement to interpose no objection to the registration, use and licensing of the foregoing trademarks, the Names and all other names and marks, which either or both (or any business entity which is now or hereafter owned or controlled, directly or indirectly, by either or both of them), may hereafter develop or own (except such other names and marks as are not used in connection with any fashion related product) in connection with the manufacture and/or distribution and sale of Licensed Products, as contemplated by the License Agreement;

                  (b) Licensor has the full right, power and authority to execute and deliver, and perform the terms of, the License Agreement and the consummation of the transactions contemplated by the License Agreement will not violate any agreement to which Licensor, Lauren or PFI is a party or by which they, it or he may be bound;

                  (c) Without limiting the generality of the last preceding subparagraph, Licensor has the full right to grant the License and neither Licensor, Lauren nor PFI is a party to or bound by any agreement in conflict with the License Agreement or with any provision thereof. Except as may be provided in the Agreements, neither Licensor, Lauren nor PFI has granted to any other person, firm, corporation or business any right, license or privilege to use the Names or associated crests, symbols, logos or identifying marks, or any crest, symbol, logo or identifying marks which would be confusingly similar thereto in connection with any Licensed

Product, or which would have the effect of infringing upon the exclusivity of the License granted to Licensee under the License Agreement;

                  (d) Schedules A-1 and A-2 to the License Agreement contain a full and complete list of all registrations existing as of November 22, 1976 covering the Current Names and associated crests, symbols, logos and identifying marks in the class of use owned by or registered in the name of Licensor, Lauren and/or PFI in any part of the world; and

                  (e) To the best of Lauren's and PFI's knowledge as of November 22, 1976 (without any representation of an investigation having been made) no person other than Licensor, Lauren of PFI had as of November 22, 1976 any trade name, trademark or similar right or interest in or to the "Ralph Lauren," "Polo" and "Chaps" Names as applied to Licensed Products in the Territory.

            2. In further confirmation of their prior transfer of rights to Licensor, Lauren and PFI, jointly and severally, covenant and agree with Licensee as follows:

                  (a) Lauren and PFI will not, and will not permit any business entity owned or controlled by them to, grant any person, firm, corporation or business (other than Licensee) any right, license or privilege to use in the Territory the Names or associated crests, symbols, logos or identifying marks or any name, crest, symbol, logo or identifying mark which would be confusingly similar thereto in connection with any Licensed Product, or which would have the effect of infringing upon the exclusivity of the License granted to Licensee under the License Agreement;

                  (b) Lauren and PFI hereby confirm Licensor's authority to appoint Licensee as its attorney-in-fact to apply for and register, in accordance with the provisions of the Agreements, in the name of Licensor, in the Territory all trade names and trademarks which make use of the Names or are associated therewith as applied to Licensed Products. Lauren and PFI will cooperate with Licensee in all manners and respects, but at Licensee's expense, to enable Licensee to obtain the aforesaid registrations, and Lauren and PFI will execute any further agreements, documents and instruments as may be necessary to effect the same;

                  (c) Lauren and PFI will not at any time disclose to any person, firm, corporation or business (other than to a person, firm, corporation or business with rights to use the Names on Licensed Products outside the Territory, if required in connection with a program for the Licensed Products outside the Territory) any confidential information (including, without limitation, customer lists) concerning the conduct of the business and affairs of Licensee or of any subsidiary or affiliate of Licensee which they may acquire except as may be required pursuant to law and then only upon advance notice to Licensee;

                  (d) Lauren and PFI shall protect, indemnify and save harmless Licensee and each of Licensee's officers, directors, employees and agents against any and all liabilities, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys' fees, arising out of the breach or material inaccuracy of any of the representations, warranties, covenants and agreements of (x) Licensor contained in the License Agreement or
(y) Lauren or PFI, contained in this letter. Licensee shall have the right in its discretion, and with counsel of its own choosing, to take any action, legal or otherwise, in its own name and/or in the name of Lauren or PFI, at Licensee's discretion to protect any trade name or trademark covered by the License from infringement, counterfeiting or passing off. Prior to taking any such action, Licensee shall advise Licensor of its intention to commence the proposed action and thereafter, at Lauren or PFI's request, shall promptly furnish Lauren and/or PFI with copies of relevant documents and Lauren and PFI advised of developments relating to the action. Lauren and PFI shall cooperate with Licensee, and if requested shall join in as a plaintiff in any such action with counsel designated by Licensee. Any legal expenses incurred in the prosecution of such action shall be borne by, and any money recoveries received in such action, shall belong to, Licensee (subject only to the rights, if any, of Licensor to a royalty on any such recovery as expressly provided in the License Agreement);

                  (e) Lauren and PFI acknowledge that the Current Names have established prestige and good will in the field of fashion apparel and that it is of major importance to Licensee that the high standards and reputation of the Current Names be maintained. Neither Lauren nor PFI will take action which will be likely to injure or damage the reputation for high quality which has come to be associated with the Current Names. Licensee shall not be entitled to damages by reason of Lauren's or PFI's breach or default of their obligations under this subparagraph (e) and Licensee's sole remedy under the Agreements shall be to terminate the Agreements pursuant to the provisions thereof.

                  (f) Lauren and PFI believe and intend that they have transferred and assigned to Licensor all rights required by Licensor to enable Licensor to fully perform its obligations under the License Agreement. Nevertheless, in confirmation thereof, if Lauren or PFI or any entity owned or controlled by them now has or may hereafter acquire any right or interest in or to any of the Names and if such right or interest is required to or should properly be owned by Licensor under the License Agreement or to otherwise fully perform Licensor's obligations thereunder, then, and in such event, the following provisions shall apply:

                       (i) Lauren and PFI shall promptly transfer and assign such right and interest to Licensor, without cost or expense to Licensee, and (ii) for the purpose of the License Agreement and Licensee's rights thereunder, such rights and interests shall be deemed to be the property of Licensor

         (whether or not they are actually assigned or transferred to Licensor a provided in clause (i) above);

                       (g) If Lauren or PFI hereafter registers any new Name in any part of the world, they will promptly thereafter advise Licensee of the same;

                       (h) Lauren will not permit his name to be used by any Unaffiliated Third Person as the designer or creator of a line of clothing or any other line of fashion related products owned, manufactured or distributed by such Unaffiliated Third Person, unless such Unaffiliated Third Person agrees, for the benefit of Licensee, that neither Ralph Lauren's name nor the name of Ralph Lauren as part of a trade name or trademark used for or in connection with such line of clothing or other line of fashion related products will be used in the Territory by such Unaffiliated Third Person (or by any person licensed or authorized by him) for a line of Licensed Products or in connection with the sale, distribution or promotion thereof. The term "Unaffiliated Third Person" shall mean every person and business entity except Licensor, Lauren, PFI, PLC and each business entity owned or controlled, directly or indirectly, by them; and

                       (i) In further confirmation of their prior transfer of rights to Licensor, (i) Lauren and PFI do hereby join in each of the covenants and agreements of Licensor contained in the License Agreements (including, without limitation, the covenants and agreements of the Licensor set forth in paragraphs 2.2, 7, 9.4 and 13 of the License Agreement and (ii) Lauren and PFI expressly consent to all of the other terms and conditions of the License Agreement and will deliver such documents and take such action as may be reasonably requested in order to enable Licensor to fully carry out the intent and accomplish the purposes of the License Agreement.

                  3. Lauren and PFI hereby agree to indemnify and hold harmless Licensee from and against any and all losses it may suffer and any and all damages, liabilities, claims, costs or expenses (including, without limitation, reasonable attorneys' fees and disbursements) paid or incurred, as the case may be, which it would not have suffered or incurred if PFI (rather than Licensor) had owned the Names and had applied for registration of the First Trademarks, provided, however that any such loss, damage, liability, claim, cost or expense is paid or incurred by Domestic Licensee before PFI has filed applications in its own name for registration of the First Trademarks. The parties acknowledge that the aforesaid indemnification provided by Lauren and PFI under this paragraph 3 shall be the same as that provided to Licensee by the License pursuant to the provisions of paragraph 7.1(b) of the License Agreement. In the event any claim is made or accrued (to Licensees' knowledge) against Licensee which comes within the indemnity set forth in this paragraph, Licensee will promptly notify Lauren and PFI of such claim. Thereafter, Licensor shall have the right, at its own expense and with counsel of its own choice, subject to the approval of Licensee, which approval will not be unreasonably withheld, to assume the defense of any such claim. Licensee agrees to cooperate fully in the defense of any such claim and may, at its own expense and with counsel of its own choice, participate in the defense of any such claim.

                  4. Licensee acknowledges that, except as set forth in paragraph 1 hereof, Lauren and PFI have not represented to Licensee that Licensor, Lauren or PFI have any trademarks, trade names or other rights or interests in or to the Names or that persons other than Licensor, Lauren or PFI have no such trademarks, trade names or other rights or interests. If Licensee uses any Name as a trademark, trade name or product name for a Royalty Product without registration of the same (except as may be necessary to establish its use in commerce) Licensee will protect, defend and save harmless Lauren and PFI from and against any claims of third persons for infringement, counterfeiting or passing off against Lauren or PFI arising out of the use of such unregistered Name provided that (x) neither Lauren, PFI nor Licensor shall have misrepresented to Licensee their rights or interests in or to such Name whether in this letter, in the License Agreement or any other instrument, and (y) such claim shall not arise by reason of any action taken by Lauren, PFI or Licensor in breach of any obligation they may have to Licensee whether arising under this letter, the License Agreement or any other instrument.

                  5. In the event of a breach or threatened breach of any of the covenants of Lauren or PFI contained in this letter, Licensee shall have the right, without the necessity of proving any actual damages, to obtain temporary or permanent injunctive or mandatory relief in a court of competent jurisdiction, it being the intention of the parties to this Agreement that the covenants and agreements of Lauren and PFI hereunder be specifically enforced to the maximum extent permitted by law.

                  If the representations of Lauren herein contained are not true and correct in any material respect or if there shall be a substantial breach by Lauren of any of its covenants hereunder, which breach shall not have been cured within ninety (90) days after Licensee shall have given Lauren notice of same, such misrepresentation or breach shall be deemed and shall constitute a breach of the Design Agreement, and Licensee shall have the right, in addition to any and all rights and remedies that Licensee has against Lauren by reason of the same, to (i) terminate the Design Agreement and/or (ii) set off any and all damages, costs, expenses, losses, and other injuries sustained by Licensee by reason of such misrepresentation or breach against any sums payable by Licensee under the Design Agreement, except as otherwise provided in this letter or under the Design Agreement.

                  6. In all instances where Lauren has a right of approval herein, such right may be exercised personally by Lauren or by the Ralph Lauren Design Studio. If Lauren or the Ralph Lauren Design Studio fails or is unable to exercise such right within thirty (30) days (by informing Licensee whether Lauren grants or withholds his said approval) Lauren shall be deemed to have given his approval to Licensee with respect to the matter as to which his approval was sought.

                  7. Licensee covenants and agrees with Lauren and PFI, as follows:

                       (a) Licensee will not disclose to any person, firm, corporation, or business any confidential information concerning the conduct of the business and affairs of Lauren or PFI which Licensee may acquire; and

                       (b) It is understood that Licensor, Lauren and PFI assume no liability to Licensee or third parties with respect to the performance characteristics of the Royalty Products, and Licensee will protect, defend, indemnify and save harmless, Licensor, Lauren and PFI, their officers, employees and agents, against any and all liabilities, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys' fees and disbursements, for product liability or breach of warranty claims of third persons arising out of the use of such Products by such third persons.

                  8. All notices, approvals or other communications required under or contemplated by this Letter shall be in writing and (x) if given to Licensee, Licensor or Lauren shall be delivered in the manner provided in the Agreements, and (y) if given to PFI shall be transmitted by telex (with confirmed answerback) or delivered in person or sent, postage paid, by registered or certified mail, return receipt requested, as follows:

                           Polo Fashions, Inc.
                           40 West 55th Street
                           New York, New York  10019
                           Attention:  President
                           Telex:  420747 POLOFAS

                  with a copy to:

                           Mark N. Kaplan, Esq.
                           Skadden, Arps, Slate, Meagher & Flom
                           919 Third Avenue
                           New York, New York  10022
                           Telex:  645899

                  9. All terms used in this Letter Agreement shall be defined or the purposes hereof as provided in the Agreements unless otherwise expressly defined herein.

                  10. This Letter Agreement supersedes a prior letter agreement made and dated November 22, 1976 (executed on June 30, 1978) among Licensee (as successor to the rights of Warner/Lauren Ltd.) and Lauren and PFI and the rights, duties and obligations of the parties from this date forth shall be governed by this Letter Agreement.

                                                     Very truly yours,

                                                     COSMAIR, INC.


                                                     By:  /s/ Jacques H. Correze
                                                          ----------------------

READ AND AGREED TO:


 /s/Ralph Lauren
 -----------------
    Ralph Lauren


POLO FASHIONS, INC.


By: /s/Peter Strom
-------------------